Exhibit 10.2

REPLIGEN CORPORATION

NON-EMPLOYEE DIRECTORS’

DEFERRED COMPENSATION PLAN

I.	INTRODUCTION

The Repligen Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Plan”), effective April 9, 2012, is established to permit a Director who is not an employee of the Company (a “Non-Employee Director”) to defer settlement of the annual Restricted Stock Units granted to him by the Company.

II.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have complete discretion and authority with respect to the Plan and its application, except as expressly limited by the Plan.

III.	ELIGIBILITY

All Non-Employee Directors are eligible to participate in the Plan.

IV.	DEFERRAL OF ANNUAL GRANT OF RESTRICTED STOCK UNITS

A. Election to Defer. A Non-Employee Director may elect in advance to defer the receipt of his annual grant of Restricted Stock Units. To make such an election, the Non-Employee Director must execute and deliver to the Committee a deferral election form. The deferral election for any grant of Restricted Stock Units shall be made no later than 30 days prior to the next annual stockholders meeting of the Company. An election shall remain in effect from year to year unless otherwise revoked. A Non-Employee Director may revoke his deferral election with respect to Restricted Stock Units to be granted at a future annual stockholders meeting of the Company no later than 30 days prior to such meeting.

B. Deferred Account. The Company shall maintain a deferred account (“Account”) for each Non-Employee Director who participates in the Plan to track the number of Restricted Stock Units granted to each such Non-Employee Director. Except as otherwise provided in the award agreement, the Restricted Stock Units shall vest 100 percent on the earlier of the first anniversary of the grant date or the first annual stockholders meeting of the Company held after the grant date.

C. Dividend Equivalent Amounts. Whenever dividends (other than dividends payable only in shares of common stock, par value $0.01 per share, of the Company (“Stock”)) are paid with respect to Stock, each Account shall be credited with a number of whole and fractional stock units determined by multiplying the dividend value per share by the unit balance of the Account on the record date and dividing the result by the fair market value of a share of Stock on the dividend payment date.

D. Designation of Beneficiary. A Non-Employee Director may designate one or more beneficiaries to receive payments from his Account in the event of his death. A designation of beneficiary shall apply to a specified percentage of a Non-Employee Director’s entire interest in his Account. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of beneficiary, or if no beneficiary survives the Non-Employee Director, the estate of the Non-Employee Director shall be deemed to be the beneficiary. All payments to a beneficiary or estate shall be made in a lump sum in shares of Stock, with any fractional share paid in cash.

E. Payment. All amounts credited to a Non-Employee Director’s Account shall be paid in shares of Stock to the Non-Employee Director, or his designated beneficiary (or beneficiaries) or estate, in a lump sum within 30 days upon the earlier of (a) the Non-Employee

Director’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”)), (b) the Non-Employee Director’s death, or (c) “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A. The lump sum payment shall be paid in shares of Stock, with any fractional shares paid in cash.

V.	ADJUSTMENTS

In the event of a stock dividend, stock split or similar change in capitalization affecting the Stock, the Committee shall make appropriate adjustments in the number of stock units credited to Non-Employee Directors’ Accounts.

VI.	AMENDMENT OR TERMINATION OF PLAN

The Company reserves the right to amend or terminate the Plan at any time, by action of its Board of Directors, provided that no such action shall adversely affect a Non-Employee Director’s right to receive compensation earned before the date of such action or his rights under the Plan with respect to amounts credited to his Account before the date of such action. In no event shall the distribution of Accounts to Non-Employee Directors be accelerated by virtue of any amendment or termination of the Plan, except to the extent permitted by Section 409A.

VII.	MISCELLANEOUS PROVISIONS

A. Notices. Any notice required or permitted to be given by the Company or the Committee pursuant to the Plan shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Non-Employee Director at the last address shown for the Non-Employee Director on the records of the Company.

B. Nontransferability of Rights. During a Non-Employee Director’s lifetime, any payment under the Plan shall be made only to him. No sum or other interest under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Non-Employee Director or any beneficiary under the Plan to do so shall be void. No interest under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Non-Employee Director or beneficiary entitled thereto.

C. Company’s Obligations to Be Unfunded and Unsecured. The Accounts maintained under the Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Stock) for payment of any amounts hereunder. No Non-Employee Director or other person shall have any interest in any particular assets of the Company (including Stock) by reason of the right to receive payment under the Plan, and any Non-Employee Director or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

D. Governing Law. The terms of the Plan shall be governed, construed, administered and regulated in accordance with the laws of the Commonwealth of Massachusetts. In the event any provision of this Plan shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

E. Effective Date of Plan. The Plan shall become effective as of April 9, 2012.

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